EXHIBIT 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

June 26, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Clutterbug Move Management, Inc.
South Orange, New Jersey

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1 Amendment No. 1, Registration Statement under the Securities Act of 1933, filed by Clutterbug Move Management, Inc. of our report dated March 3, 2013, relating to the consolidated financial statements of Clutterbug Move Management, Inc. as of November 30, 2012 and 2011 and for the year ending November 30, 2012 and for the periods from December 29, 2010 (date of inception) to November 30, 2011 and 2012.  We also consent to the reference to us under the caption “Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan